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                                                                   EXHIBIT 10(c)

                       Amendment to Termination Agreement


     This Amendment to March 15, 1999 Termination Agreement is made and entered into effective as of the 19th day of February 2002 by and between J. Kelley Williams ("Executive") and ChemFirst Inc. ("CEM").

     WHEREAS, Executive and CEM entered into the above referenced Termination Agreement and desire to amend the Agreement to extend the term, clarify the definition of change in control, eliminate age restrictions under the Agreement, and make other clarifications to the Agreement.

     NOW, THEREFORE, for and in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the right and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Paragraph one, "Term of Agreement", shall be amended to read in its entirety as follows: "This Agreement shall be deemed effective on June 1, 1996 and shall continue in effect through May 31, 2004, and that commencing on June 1, 2004 and each June 1 thereafter, the term of this Agreement shall automatically be extended for one additional year, unless, not later than June 30 of that year, the Company shall have given notice that it does not wish to extend this Agreement. Notwithstanding the above, if a Change in Control (as defined in Section 2 below) of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of three (3) years beyond the month in which such Change in Control occurred."

2. Paragraph 2, Change in Control, (i)(C) shall be amended to read in its entirety as follows: "the shareholders of the Company approve a merger or consolidation of the Company which is then consummated, with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefits plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (determined pursuant to Subsection A above) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or"

3. Paragraph 2, Change in Control, (i)(D) shall be amended to read in its entirety as follows: "the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or
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substantially all of the Company's assets, followed by such liquidation or sale or disposition."

4. Paragraph 3, Termination Following Change in Control, first paragraph, shall be amended to read in its entirety as follows: "If any of the events described in Subsection 2(i) hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) and (iv) hereof: (1) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death or Disability as defined in Section 3(i), or (B) by the Company for Cause; or (2) upon your resignation within thirty-six (36) months of the occurrence of an event as specified in Section 2(i)."

5. Paragraph 4, Compensation Upon Termination or During Disability, (ii), shall be amended to read in its entirety as follows: "If your employment shall be terminated by the Company for Cause, the Company shall pay you for your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement."

6. Paragraph 4, Compensation Upon Termination or During Disability, (iii) first 2 lines before Subparagraph (A) shall be amended to read in its entirety as follows: "If your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability, or (b) by you otherwise than for Disability or death, then you shall be entitled to the benefits provided below:"

7. Paragraph 4, Compensation Upon Termination or During Disability, (iii)(B)(2) is deleted in its entirety.

8. Paragraph 4, Compensation Upon Termination or During Disability, (iii)(C) shall be amended to read in its entirety as follows: "The Company shall continue to provide you with medical insurance, life insurance and disability insurance in the amounts and upon the terms and conditions present immediately prior to Notice of Termination for a period of three years following the Date of Termination. However, if during such three year period you become re-employed with another employer and you are eligible to receive medical or other welfare benefits under another employer provided plan, then the medical and other welfare benefits described above shall no longer be provided by the Company. In the event that the Company cannot, despite its best efforts, provide such coverage under its benefit plans, it shall arrange for equivalent coverage outside such plans."

9. All capitalized terms used in this Amendment shall have the meanings assigned to them in the Agreement.

10. All other terms and provisions of the said Termination Agreement shall remain unchanged and in full force and effect.
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     WHEREAS, PREMISES CONSIDERED, the parties have caused this Amendment to
Termination Agreement to be executed.


CHEMFIRST INC.


/s/ Richard P. Anderson                         /s/ J. Kelley Williams
Richard P. Anderson, Chairman                   J. Kelley Williams
Compensation and Health Resources Committee